Exhibit No. 99.2

Best Buy Conference Call
Moderator: Jennifer Driscoll
September 17, 2003
10:00 a.m. EST

OPERATOR:  Ladies and gentlemen, thank you for standing by.  Welcome to the Best Buy second quarter conference call for fiscal year 2004.

At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session.  At that time, if you have a question you will need to press one on your touch-tone phone, followed by four.  As a reminder, this call is being recorded for playback and will be available by noon Eastern Time today.  If you need assistance on the call, please press star-zero and an operator will assist you.

I would now like to turn the conference call over to Jennifer Driscoll, Vice President of Investor Relations.

JENNIFER DRISCOLL, VICE PRESIDENT OF INVESTOR RELATIONS, BEST BUY COMPANY, INC.:  Thank you, Maria.

Good morning, everyone.  Thank you all for joining us today.  With me are Brad Anderson, CEO, who will provide an overview of our second quarter performance and an update on our progress with our four strategic initiatives; Allen Lenzmeier, President and Chief Operating Officer, who will give a report on our domestic and international segments; and Darren Jackson, Executive Vice President and CFO, who will comment on our earnings drivers in the second quarter as well as elaborate on our outlook for the third and fourth quarters.  Kevin Layden, President of Best Buy Canada is participating in the call remotely.  Also with me and available for our Q&A session are Ron Boire, Executive Vice President and General Merchandise Manager; Susan Hoff, Senior V.P. and Chief Communications Officer; and Shannon Burns, Senior Investor Relations Manager.

I’d like to remind you the comments I might make or others representing Best Buy might make may contain forward-looking statements which are subject to risks and uncertainties.  Our SEC filings contain additional information about factors that could cause actual results to differ from management’s expectations.

As usual, the media are participating in this call in a listen-only mode.  Also, in case you miss a portion of the call, the call’s available for replay.  Let me give you the replay instructions.  Simply dial 973-341-3080 and enter the personal identification number of 4171007.

With that, I’ll turn the call over to Brad Anderson, CEO, who will begin our prepared remarks.

BRAD ANDERSON, CHIEF EXECUTIVE OFFICER, BEST BUY CO, INC.:  Thank you, Jennifer.

Good morning, everyone.  It’s a pleasure to be speaking with you today about the results of our fiscal second quarter.  The results we attained exemplify the kind of financial growth that this company can achieve when we realize comparable store gains of more than three percent and decrease our expense rate.  They also illustrate how we, as an industry leader, are extending our lead and increasing our share in our core businesses.

As reported, we achieved comparable store sales gains of 7.5 percent, compared to essentially flat comparable store sales gains for the industry.  We believe that the main driver behind the gain was the significant increase in market share, particularly in key digital products.  Our own internal measures support that conclusion - the trends are up across the board for customer traffic, customer preference, customer loyalty and brand awareness.

The growth was also fueled by improved customer confidence and federal tax rebates, which may have contributed to the modest increase in our average transaction size as well.

The lion’s share of the credit, however, must go to our employees and how they manage the business.  Our employees take a portfolio approach to the business, selecting areas of growth and areas to exit based on trends that we see in the marketplace across our four, very diverse, product categories.  They put together compelling offers for the consumer and match that with the right labor, advertising, inventory and in-store experience to drive consumer behavior.

They come up with innovative ideas such as Reward Zone, a customer loyalty program launched in July that registered extremely well with our customers. And that is an important plank of our customer centricity initiative.  At the same time they make the calls in managing product cycles while remaining competitive in the marketplace on price.  Plus they continue to boost their own efficiency and productivity.

As a result of their efforts, we reported earnings from continuing operations of 42 cents per diluted share, a 75-percent gain over the second quarter of fiscal 2003.  Our performance not only was best-in-class performance for the consumer electronics industry, but from an operating profit rate perspective, it was the best second quarter in the company’s history.

As we consider our high comparable store sales gains and significant market share gains, we see an incredible opportunity to sustain and even increase that momentum.  We have a very strong position, and we plan to press our advantage during the holiday season to continue to grow comparable store sales and market share.

We do not intend to get there through aggressive pricing, because that does not lead to sustained share gains.  Instead, as noted in the earnings release, we plan to extend our share gains by improving the customer’s experience, as evidenced by thoughtful investments in key areas where we have an existing strength.  For example, we will increase our advertising spending rate in the second half of the year on a year-over-year basis, taking advantage of our most effective ad campaign ever as well as unique opportunities such as the new McDonald’s Monopoly promotion that will begin soon.

We will increase store labor, our front line of offense with the consumer, to prepare for increased traffic on a year-over-year basis.  And we will continue to offer Reward Zone, which is expected to attract close to two million members by the end of the year, so that customers who already prefer the Best Buy brand are invited to shop even more frequently with us.  Finally, we plan to maintain high in-stock levels so we are fully prepared for a strong holiday selling season.

In taking this aggressive stance in the marketplace we are, to an extent, making a bet.  That bet is that the consumer will prefer our stores over those of the competition and that the market share gains will drive high comparable store sales gains.

Predicting the future in retail is never easy, and it’s particularly difficult this year due to an unusual set of circumstances.  Yet, given the opportunity we see ahead of us and given our confidence in our brands, we are glad to take that bet.

With that I’ll turn it over to Al Lenzmeier, President and COO, to discuss the business results for the second quarter.

Al.

AL LENZMEIER, PRESIDENT AND COO, BEST BUY COMPANY, INC.:  Thank you, Brad, and good morning everyone.

Like Brad, I was very pleased with our results for the second quarter and I’m very optimistic about the coming holiday season.  As I look at the second quarter performance, I would like to focus on four areas:  the striking results in the home office category, the continued strength of digital TV, the sequential improvement in the appliance category and the momentum we’ve seen in customer loyalty scores.

First, revenue from the home office category was exceptionally strong in the quarter.  It was no accident.  We made a strategic decision to move the computer techs out from behind the tech bench and involve them more in the selling process, where they can share their technical expertise more with the customers.  In addition, we are educating customers about the potential of computers as the hub of a digital lifestyle.  The computer increasingly serves as the consumer’s media center, compiling images from digital camcorders and cameras, and even streaming video to the television.

However, older desktop computers do not have the capability to perform these tasks, so consumers are upgrading to more powerful machines.  We could be at the front end of an upgrade cycle.

We know that consumers continue to prefer portability.  So in addition to an extensive assortment of notebook computers, we offer an array of networking solutions.  These solutions allow consumers to share broadband connections and printers throughout the house and not be tied to outlets.

Our merchants capitalized on all these trends by integrating merchandising, marketing, the store experience and inventory to assemble and execute compelling offers in this category.  This foresight resulted in significant market share gains.  We achieved a very strong double-digit comparable store sales gain in notebook computers.  In fact, unit sales more than doubled.  We reversed the trend in desk top computers and attained a comparable store sales gain in the high single digits.  We had strong results in broadband subscriptions as well.  On top of that we enjoyed an improvement in the gross profit rate for the home office category.

Second, as the value proposition in digital television becomes more attractive, we expect demand for digital televisions to continue to grow.  Another favorable trend is the increased availability of content broadcast in digital format, including five stations on DirectTV, ESPN’s high-definition channel, with Best Buy as one of the three sponsors, and other content on cable such as that offered by Comcast.  To take advantage of that trend, in the second quarter we added many new plasma and LCD televisions to our assortment.  We are well positioned for this business in terms of associates who can sell the products and the subscriptions to digital services.

Revenue from digital televisions continued to climb dramatically.  We believe that reductions in price points at the high end of the TV business are favoring Best Buy at the expense of boutique electronics retailers.

Our share in digital cameras and digital camcorders likewise is growing, thanks in part to our broad assortments, particularly in models with high levels of functionality.  In fact, our share of the digital camera business exceeds that of Wal-Mart, even though we have far fewer stores, in the latest quarter.

Third, the performance of our appliance category was encouraging.  I know all of you have asked me many times at many conferences and many conference calls about appliances, and I’m really happy to report this time that we finally have turned the corner in terms of our appliance business.  After a difficult June, when cool weather reduced the seasonal demand for air conditioners and refrigerators, we saw a comparable store sales gain for major appliances in July and August, and it’s continuing into September.

Customers are responding to our expanded assortment, including the new LG laundry and refrigeration products, the Samsung refrigerators, our new special order program and the availability of appliances online.  We also have increased our availability of take-with appliances in response to customer demand.

Fourth, our customer loyalty scores, which measure customers’ willingness to return to our stores and to recommend our stores to their friends, improved dramatically in the second quarter compared with the prior year’s quarter.  One of the primary drivers of that improvement related to the investments we have made over the last three years in upgrading our services business.  We have known that services such as repair and installation not only tend to carry high gross profit rate but also have a big impact on increasing customer loyalty.  For those reasons, winning the home with services will continue to be an important feature to our success going forward.

I am pleased to add that our Canadian operations reported a 4.1-percent gain in comparable store sales and a 44-percent revenue gain.  The revenue gain was driven by the addition of six new Future Shop stores and 13 Canadian Best Buy stores in the past 12 months, and by a stronger Canadian dollar, which contributed roughly about one-third of that 44-percent growth.

We are pleased with the 4.1-percent comparable store sales gain which includes Future Shop stores exclusively, particularly in light of the new competition from Best Buy stores.  Many other Canadian retailers reported comparable store sales declines.  It was a tough quarter, particularly in Toronto, which suffered a blackout late in the quarter which impacted all of the stores over a period of time, as well as the SARS breakout.

In the western half of the country, comparable store sales of stores that were not impacted by these factors increased by the double digits.  As a whole for Canada, results accelerated in August and have continued into September.  Given the performance to date we continue to believe in the merits of pursuing a dual branding strategy in Canada, and the market share we are attaining in our international segment has exceeded our expectations.

We are on track with our planned store openings in both the United States and Canada.  As usual, the third quarter is our busiest period for new store openings so that we maximize the number of stores we have operating during the holiday season.

In the third quarter this year we are expanding our presence in major market areas such as New York and Los Angeles, as well as entering some new midsize markets.  In Canada, in the third quarter, store opening plans include introducing Best Buy brand in three new markets and opening a flagship Future Shop store in downtown Vancouver.

We are very optimistic about the coming holiday season.  As Brad commented, we will make the necessary investments required to support strong sales.  Our customer loyalty scores continue to improve, and brand awareness and brand preference also are up over last year.  These measures along with the momentum of our current performance support our conviction that we will have a very strong second half, leading to the 24-percent earnings per share gain implied in our fiscal yearend guidance.

And again, I want to thank all of our employees for the tremendous effort that they put forth in terms of getting the results that we had in the second quarter as well as the goals that we have for the second half.

Next, Darren Jackson, our CFO, will provide a few more details on the financial results we achieved in the second quarter and give our outlook for the second half.

DARREN JACKSON, CHIEF FINANCIAL OFFICER, BEST BUY COMPANY, INC.:  Thank you, Al.

Good morning, everyone.  I wanted to start off and say for the record, my goal is to be closest to the pin in providing earnings guidance.  Now it might not have seemed that way in Q2 when we came out 12 cents higher than we originally expected.  I have to point out, of course, that while nobody likes earnings surprises, we like them much better when they’re positive earnings surprises.

Our 75-percent increase in earnings for the quarter and 33-percent improvement in year-to-date earnings validate that we are making tangible progress with our customer and with our four strategic priorities.  I am particularly proud of the Best Buy employees who drove the top line while controlling costs, reducing our SG&A rate by 100 basis points in the quarter.

Our sales clearly picked up momentum throughout the quarter.  Our double-digit comparable store sales growth in August and early September was well ahead of our original expectations and virtually all other retailers.

It is clear that the tax refunds, the launch of the Best Buy Reward Zone, and robust back-to-school selling season helped drive the extraordinary sales trend.  We are pleased we were able to capitalize on this trend, growing our operating profit rate an exceptional 140 basis points in the second quarter, compared with the prior year’s quarter.

We would be thrilled if the double-digit comp growth rate were to continue for the balance of the third quarter.  It has moderated over the last week, which is not a surprise based on the tax refunds and that related lift I talked about earlier.  We still expect a very strong growth in the second half.  I’ll talk about that in a moment.

First I wanted to share a few insights on the sales trends.  The improvements we’re seeing are broad based.  Categories across the board have improved on a relative basis with few exceptions.  The sales in the international segment are improving in a similar pattern to the U.S.  All regions in the U.S. are showing positive comparable store sales trends.  Customer traffic is the driver.  The average transaction is up modestly.

The standout categories were computers along with networking, which drove a disproportionate amount of the gains in the quarter.  Digital products maintained their torrid pace, growing at a comparable rate of 30 percent in the quarter.  Digital televisions, cameras, and camcorders led the way with double-digit gains.  The average selling prices continued to come down to more affordable price points, which drove the unit sales.

We expect the positive sales momentum for the second – from the second quarter to carry over to the second half of the year.  We are increasing our expectations to six to eight percent comparable store sales gain from mid single-digit comp improvement. Our guidance factors in the initiatives that Brad and Al discussed earlier, an improving economic outlook, the potential of our Best Buy Reward Zone, increasing consumer loyalty and confidence in our execution.

Naturally, we applaud more tax rebates, but we are not counting on them in the second half.

Next, I’d like to speak to operating margins beginning with gross profit rate.  We are looking at an improvement in our gross profit rate of 10 to 20 basis points for the second half.  I would highlight that our normal seasonal trend is for gross profit rates to decline in the third quarter sequentially from the second quarter on account of Thanksgiving promotions.

On a quarter-over-quarter basis we expect to continue to benefit from rate gains as we recognize ongoing benefits from improved management tools at the store level and better sourcing.  Partially offsetting these gains will be startup costs associated with Reward Zone, which are expected to constrain gross profit rate in the second half.

So, for the accountants in the audience interested in Reward Zone accounting, generally accepted accounting principles require that we reduce revenue, which impacts the gross profit rate for the rewards earned by the customers under this program, as they are earned, not as they are redeemed.  We will modify our redemption assumptions based on actual redemption experience.  So, accounting aside, the tremendous customer response to this program bodes well for the market share gains in the future.

Next I will discuss expectations for our expense rate.  First, I must point out that last year we committed to cutting our SG&A rate.  The good news is that we did so in the first half, reducing our SG&A rate 40 basis points.  But I look at that as just a good start.  We anticipate gaining SG&A leverage of 10 to 20 basis points in the second half compared with the prior year.

Drivers of the improvement are expected to be the opening of new stores, strong comparable store sales gains, and relentless pursuit of expense reductions as a part of our efficient enterprise initiative.

Corporate and field office headcount is down approximately eight percent from a year ago, mainly to – mainly due to attrition and selected flattening of our organization.  We expect to continue to reduce our support costs through innovative changes such as the use of auctions for supplies, fixtures, and other innovative ways.

The comparisons become – in highlight, the comparisons become more difficult as we move through the second half and anniversary cost reductions we implemented in the second half of last year.  We also anticipate selectively focusing labor at the store level to support higher traffic levels and more complex sales of solutions consistent with the comparable store sales gains I discussed earlier.

Two other factors are: first, we plan to increase advertising expenditures that support our efforts to solidify and build on our recent market share gains, and second, to fund the additional customer centricity pilot stores.

Including all of these factors that we mentioned today, we arrive at an estimate of diluted earnings per share from continuing operations of 33 to 38 cents for the third quarter, a 30-percent improvement, which comes on top of a 25-percent profit gain last year.  This leads us to a range of 2.35 to 2.40 per diluted share from continuing operations for the full fiscal year, an increase of approximately 24 percent compared with fiscal 2003.  We believe that such a performance is consistent with our goal of being a best-in-class retailer.

As I step back, here is what I see for the second half of the fiscal year: broad-based improvements in the sales trends, increased advertising spending on a new ad campaign, a new customer loyalty program, better customer service levels from thousands of employees who like to have fun while being the best, improving brand and consumer scores, and focus and execution on our strategic priorities.  All of that adds up to a great position for the holiday season and positions us well for the future.

I will now return the call to Brad Anderson, our CEO.

BRAD ANDERSON:  Thank you, Darren.

All of us are pleased with the results we attained in the second quarter and with our strong revenue trends leading us into the important holiday season.  All of our employees are focused on providing optimum service to our customers and complete solutions to their needs.  They’re also focused on driving efficiency at the same time, including increased speed to market, reduced spending away from the customer and an increased return on capital.

During times of financial strength leaders take the opportunity to invest in the future and advance their strategic initiatives.  I would now like to update you on our second quarter progress with our four strategic initiatives, which we will believe will drive our financial performance in the long term.

One, we have made exciting innovative changes in our four initial customer centricity lab stores and transformed four more stores in a second market in the second quarter.  The Best Buy store platform and selling model were significantly altered in these stores, based on extensive customer research.

For those of you who are not familiar with this initiative, it all began with a clear view of our most profitable customer segments.  The focus is to differentiate certain aspects of our stores to better meet the needs of customer segments that are predominant in these specific locations.

Customers are responding very positively.  We recently transformed 11 stores in a third market and will expand the program with 13 additional pilot stores by the holidays, for a total of 32 stores in three markets.  The holiday results at these pilot stores, based on a larger sample size, will give us a true indication of the potential of this initiative.

We will not address questions regarding the location of these stores and we view the segment descriptions and value propositions as proprietary information.  All I can tell you today is that we are very pleased with the initial results, which is why we are expanding the pilot.  We plan to report back to you in January in a more – in more detail on the results as well as outline our next steps.

The pattern of purchases as customers earn and then redeem points in the Reward Zone customer loyalty program provides us with additional insight into our customers buying patterns.  The program has been very enthusiastically received, with enrollment greatly exceeding our expectations.

It’s too early to forecast what Reward Zone will mean in terms of increased sales as customers begin to redeem their reward certificates.  However, in the test program customers spent a multiple of the face value of their certificates when they came into the store to redeem their awards.  In fact, the leverage was significantly greater than that we experienced when customers redeem gift cards.

Two, we have attained concrete results with our efficient enterprise initiative, which is designed to narrow the gap between Best Buy and the best retailers in terms of SG&A rates.  We continue to streamline and flatten our organization.  We have reduced corporate and field office headcount by approximately eight percent compared with last year’s second quarter, as Darren mentioned.  And we continue to look for ways to operate more efficiently.

Since we have largely replaced our IS infrastructure and with the building of our new corporate campus behind us, we have been able to reduce our capital spending.  We have increasingly turned to auctions for sourcing many of the goods we consume in the course of doing business, both in the corporate office and in the build-out of our stores, which results in additional savings.

Many employees are participating in task forces which are charged with finding ways to operate more efficiently.  And it’s amazing how creatively our employees have met this challenge.  Based on the work already underway combined with our outlook for new stores and comparable store sales gain, we remain confident that we will achieve additional efficiencies in the second half.

Three, we have made measurable strides in our win the home with service initiative.  The average turn time for a computer service in a U.S. Best Buy store declined to just over half a day in the recent quarter.  In the second quarter of fiscal 2003 we were sending most computer repairs to service centers and the average turn time was 10 to 14 days compared to a number of hours now.  The recent worm virus provided opportunity for the tech benches in our stores to showcase their strength and service revenue doubled in August.  The gain was not material but it does give us a glimpse of the opportunity in this business.

We added another top national builder to the roster participating in our networked home solutions program, bringing the total to eight, including five of the top 10 builders in America.  In addition, we continue to roll out Geek Squad service, which we expect to be available in seven markets by the holidays.

Four, the least defined of our four strategic initiatives is win in entertainment.  It continues to evolve, particularly in light of the sale of Musicland in the second quarter.  We have added labor to our entertainment software department in U.S. Best Buy stores and increased our in-stock levels.  And our market share improved in the second quarter.

We are also encouraged by the opportunities on the horizon such as the new high definition DVD’s that’ll be arriving in the next several years.

Many of you have asked about Universal’s move to lower prices, which we view as a win for the customer and for our existing strategy.  I believe it will strengthen the industry in the near term and drive much needed innovation in the longer term.

Because we’re future-oriented, this quarter we also partnered with Real Networks to launch the Rhapsody Service, our first venture in providing digital streaming of entertainment to our customers.

I’m pleased with the energy and enthusiasm of the people as we work together on our four strategic initiatives:  customer centricity, the efficient enterprise, win the home with service, and win in entertainment.  And I’ll provide another update on our progress after the end of the third quarter.

The guidance we provided earlier in the call is our best estimate of the third and fourth quarters.  You may be wondering what could be the sources of an upside surprise.  My answer, better than expected results from our increased advertising spending, incremental purchases from our Reward Zone members, and sustained strength in the sales of PC’s.  These factors could result in stronger comparable store sales gain than we expect, and potentially increase our expense leverage.

We believe that we are a best-in-class retailer, yet the competition has never been more fierce.  Through our four initiatives and the offensive approach we’re taking to the holidays, we hope to widen the gap between us and our competition and position us to take share like never before.

And now, Maria, I’ll take questions from the investor audience.

OPERATOR:  Thank you.

The floor is now open for questions.  If you do have a question, please press the number one, followed by four, on your touch-tone phone.  If your question has been answered, you may remove yourself from the queue by pressing the pound key.  When you pose your question, please pick up the handset for optimum sound quality.  Please limit yourself to one question in order to allow the maximum amount of callers to ask their questions.

Once again, that is one, followed by four, to ask a question.  And as a reminder, please limit yourself to one question.

Your first question is coming from Matthew Fassler of Goldman Sachs.

Please go ahead with your question.

MATTHEW FASSLER, GOLDMAN SACHS:  Thank you very much.  Good morning.

BRAD ANDERSON:  Hi, Matt.

MATTHEW FASSLER:  Hi.  The one question I want to ask relates to the investments that you’re making, primarily in SG&A.  Can you help quantify, as you look particularly at Reward Zone and customer centricity, the kind of cost impact that you would expect in these initiatives versus what you saw in the first half?  You had, obviously, spoken about customer centricity earlier in the year and it did not impact your ability to deliver terrific expense leverage.  So how do you think about the change in spending and if you could help us quantify the impact it would be very helpful?

DARREN JACKSON:  Want me to do that?

Hi, Matt.  It’s Darren Jackson.

MATTHEW FASSLER:  Hi.

DARREN JACKSON:  So let me – let me do this.  Reward Zone, just to be clear, is going to constrain gross margin.  It doesn’t have an SG&A impact.  And at this point, as we look to the second half, you know, part of it will be based on enrollment in terms of new customers.  But we could see that constraining margin up to 30 basis points in the second half.  But, you know, that’s going to be a function of just how the program continues to roll out, but based on current momentum that’s our best view.

In terms of SG&A and advertising, you know, we see year-over-year advertising expenditures, you know, growing modestly as a percent of sales in the second half for all the reasons Brad now talked about in terms of not only solidifying our market share gains but building on them in the second half as we’re anticipating a stronger rebound in terms of the economy and consumer confidence.

And as to customer centricity to date, Matt, we haven’t handed out neither the top line results or the bottom line results.  It’s just – we’re going to add 30 stores to a pilot, make more investments in labor.  It’s going to put some pressure on the SG and rate – SG&A rate near term second half.  But as Brad said, we’re very pleased in terms of what we’re seeing in the test stores in terms of the results that give us confidence to do that.

MATTHEW FASSLER:  And, Darren, if I can just follow up on two of the things you said, talked about the advertising rate going up – advertising as a percent of sales going up at year-to-year in the second half, did it – did it also not increase in the first half and would there be a big delta in the year-to-year rate of change from say the second quarter to the second half?

DARREN JACKSON:  Yes.  The truth is, Matt, we did spend more on advertising in the first half, year over year.

MATTHEW FASSLER:  OK.  And then in terms of Reward Zone, what kind of threshold of purchases do customers need to hit before you start to accrue a liability for the rewards?

AL LENZMEIER:  I think it’s for every $125 worth of purchases they receive a coupon worth $5, Matt.  So it’s about – it’s about four percent of that.  And in those, like Darren mentioned, once they get to that level, you know, just like in the second quarter we accrued what the value of that rebate was and then we’re also estimating that, you know, the popularity will continue into the third and fourth quarter.  So we’ve got, you know, for accounting purposes, we’ve got to put the higher end of the accrual in there.

What we don’t know yet – I mean, we’ve run tests on this last year in one of the markets, but from an accounting standpoint we’ve got to get actual experience in terms of what kind of incremental sales and gross margin it’s going to drive.  So we’ve got to wait and see how that comes out.

MATTHEW FASSLER:  Fair enough.  Thank you so much.

DARREN JACKSON:  Thanks, Matt.

OPERATOR:  Thank you.

As a reminder, ladies and gentlemen, please pick up your handset while posing your question.

Your next question is coming from Mark Rowen of Prudential.

Please go ahead with your question.

MARK ROWEN, PRUDENTIAL:  Thanks.  Good morning.

BRAD ANDERSON:  Hi, Mark.

MARK ROWEN:  Hi, good morning.  Couple of questions, the first is on financing offers.  It looks like you’ve been moving the financing offers around 18 months, 24 months, sometimes 12 months.  And I was wondering if you could tell us if you find a significant increase in demand when you go to lengthier finance periods?  And do you think that you will need to continue to offer lengthier finance periods to spur the demand going into the holidays, or do you think demand is accelerating enough where you can pull back on some of those offers?

And then I have a follow-up question if I could.

BRAD ANDERSON:  We’ll have Ron Boire answer that.

RON BOIRE, EXECUTIVE VICE PRESIDENT AND GENERAL MERCHANDISE MANAGER, BEST BUY COMPANY, INC.:  Yes.  The – we certainly have been flexing the offers on financing.  The customer certainly does perceive the greater value with longer financing terms.  We are experimenting with a variety of offers in markets on how we use financing, what is – what is the return on – whether it’s financing or other value-added offers.

So we can – we would anticipate to continue to offer a variety of financing options throughout the fall, you know without getting too much into our pricing or competitive strategy.  I think it’s safe to say the consumer responds well to financing offers and value adds, and we’ll continue to be competitive in that area throughout the fall.

AL LENZMEIER:  Yes, I mean, I just add, I guess it’s one of many tools that we have in our kit that we’ll use whether it’s financing, rebates, cash off, gift certificates, whatever we think from a portfolio standpoint is the most effective tool to use to drive sales and margin.  And that’s what we’ll use.

JENNIFER DRISCOLL:  Thank you, Al.

MARK ROWEN:  But do you think that if demand is increasing, which it appears to be, that you’ll be able – you’ll be able to offer less of that and still drive sales?

AL LENZMEIER:  I think it’s hard – that one’s hard to speculate on.  And again, it just depends on what the market conditions are and what we feel is the best tool to drive the most profitability.

MARK ROWEN:  OK.  My second question is on computers.  Obviously, the computer business has turned around over the last two-three months for you and really for the whole industry.

AL LENZMEIER:  Yes.

MARK ROWEN:  Do you think that Dell’s recent round of price cuts has spurred the whole industry growth rate or do you think you haven’t felt the effects competitively from that yet?

BRAD ANDERSON:  I think we think that there’s a fundamental reason customers are buying.

Al, you might want to comment about that.

There’s a fundamental reason why customers today are getting back into buying computers which is that the capability to do a lot of the multimedia things people want to do is not there in older PC’s.  And then you’ve got the increased capacity of what the notebook PC can do is re-energizing that business.

AL LENZMEIER:  Yes, I mean, if you look at the mobility part, the mix in terms of notebooks versus desktops is continuing to grow, I think.  And then I think you also look at what – in terms of what Best Buy has done in terms of integrating all of its promotions via TV, inserts, preferred customer weekend, dot com, magazine, we’ve – you’ll see a common theme or message that comes through all those vehicles that we’re coordinating very well as well as the inventory planning, the store experience.  And we’re basically integrating all of these things very well so that the right hand knows what the left hand is doing.

And in addition to – you look at the accessories, the networking products that we offer.  I think we’re one of the few out in the marketplace that has the ability to put, you know, a fairly strong marketing muscle behind these types of programs, has the products in the store to offer, and has the sales help that’s trained to provide the solution to the customer.  And when you put all three of those together like we have in the last quarter, in terms of back-to-school, you end up with some pretty significant market share gains.

BRAD ANDERSON:  Part of the reason you’re seeing us make the investment we’re making in the second half of the year is that on each of these fronts, whether it gets to the measurement we’re seeing of customer loyalty, what we’re seeing in the measurement of our own employees’ performance, or what we’re seeing in the effectiveness of our advertising campaigns, they’re all at all-time highs.  So we’re investing more heavily in those things because we believe there’s a good likelihood we’ll continue to see those things work as they have in the last quarter.

MARK ROWEN:  OK, thank you.

JENNIFER DRISCOLL:  Next question, please.

OPERATOR:  Thank you.  Your next question is coming from Alan Rifkin of Lehman Brothers.

Please go ahead with your question.

ALAN RIFKIN, LEHMAN BROTHERS:  Yes, thank you very much.

Darren, you mentioned that according to the GAAP rules you had to record the full amount of the rewards earned as a reduction to second quarter revenues.  How much of an impact alone did this have on both gross margins and revenues in the second quarter?  And then is there any sort of quantification as to what type of redemptions you’re seeing thus far with respect to the Reward Zone program?

DARREN JACKSON:  Yes, great question, Alan.  So in the second quarter the way I would characterize it is gross margin was constrained roughly 40 basis points by virtue of accruing the rebates.

And the second part of your question …

ALAN RIFKIN:  What are we seeing in terms of …

AL LENZMEIER:  It’s way too early.

DARREN JACKSON:  Right.  It’s way too …

BRAD ANDERSON:  The campaign just started in the second quarter and the …

AL LENZMEIER:  And the customer basically has 90 days to redeem that coupon or certificate.  So it’s way too early.  So we’ll, as we get into the third quarter here by, you know, by the time we talk to you in terms of the third quarter results we’ll have some experience underneath our belt in terms of what the redemption rate is on that.

And we had redemption rates when we ran the test but again, that was on a smaller scale.  And, again, for accounting purposes it requires you to, you know, be – take the more conservative approach until you have some history.

ALAN RIFKIN:  OK.  And maybe just one follow up if I may.  Darren, you also mentioned that the startup costs associated with the Reward program in the second half will constrain your gross margins.  Could I assume though that your startup costs in the second half though, relative to the first half, will be less?

DARREN JACKSON:  Sure.  Yes, because then what will happen over time is a combination of the breakage will offset some of the startup costs and, you know, we had just tremendous momentum.  And we expect the momentum to continue.

But, you know, our expectation is that the purchase levels will moderate somewhat over the course of the second half.

AL LENZMEIER:  Yes.  And then we’ll have a better understanding of what that breakage is and then we can adjust what we accrue for those things accordingly.  Right now we really don’t have a history so we have to be conservative in terms of what we put in there.

ALAN RIFKIN:  OK.  Thank you very much.

BRAD ANDERSON:  Thank you.

JENNIFER DRISCOLL:  Next question, please.

OPERATOR:  Thank you.  Your next question is coming from Danielle Fox of J.P. Morgan.  Please go ahead with your question.

DANIELLE FOX, J.P. MORGAN:  Thank you.  I just have a quick follow up on understanding the Reward Zone program both from an accounting and a strategic perspective.  Was there actually any gross margin benefit in the second quarter from the fees for the loyalty card?  And I’m wondering, you know, how what you’re seeing with the Reward Zone to date effects your plans to actually promote it?  I mean, it sounds like you want to be more aggressive.  I just wanted to make sure I was understanding you properly.

BRAD ANDERSON:  Well, the fee is based on a 12-month life of – and so it’s …

AL LENZMEIER:  It’s amortized over that 12 months.

BRAD ANDERSON:  So – that – the fee benefit would be nominal in the second quarter.

DANIELLE FOX:  OK.  And then just in terms of the level of aggressiveness with this promoting – it sounded like you had an even bigger response to it than you originally anticipated?

BRAD ANDERSON:  Yes.

AL LENZMEIER:  Yes.  And we were, you know, in terms of the stores being prepped and trained to promote it, you know, it was – it was – it was promoted pretty aggressively.  And, you know, again, as we gain experience, you know, we’ll be watching it closely, monitoring it closely.  We’ve got flexibility to change points and rewards and time periods so it’s something we’ll be monitoring very closely.  But we do think it’s a very important tool in terms of building customer loyalty, plus it gives us a tremendous amount of information in terms of being able to capture that information for the customer, which ties in very closely to consumer centricity.

JENNIFER DRISCOLL:  Just a reminder, please do not use your conference-capability speakerphone on your phone.  That’s why we’re getting an echo in our room here.

AL LENZMEIER:  Thank you.

DANIELLE FOX:  Thanks.

OPERATOR:  Thank you.

Your next question is coming from Gary Balter of UBS.

Please go ahead with your question.

GARY BALTER, UBS:  Thank you.

BRAD ANDERSON:  Gary.

GARY BALTER:  Hi.  We’re just – I’m just going to follow up.  I’ll keep this quick.  But just doing the math on the – on your conservative accounting that you’re taking right now – and I’ll comment on that in a second – it looks like you over reserved by about seven cents if you had 40 basis points this quarter.  Is that – is that fair?  In other words, you could have had earnings seven cents higher had you accounted for it the way other people do?

DARREN JACKSON:  Well, Gary, the way I would answer that is that we accounted for it appropriately.  It’s guided by …

GARY BALTER:  Well …

DARREN JACKSON:  … EITF 00-22.  And so …

GARY BALTER:  But we have other companies – I love conservatives.  I’m not arguing with you.  I’d rather see conservative and bring back the earnings later.  But we have other companies we cover that have similar reward programs that match it more with when it’s actually redeemed and they say that’s fine in their accounting.  So …

DARREN JACKSON:  Yes.  So what I’m – what I’m telling you is when we accounted for this, in terms of guidance, the guidance is very clear as to how – when you start up programs how you should reserve for the rebates if you don’t have actual history …

GARY BALTER:  OK.

DARREN JACKSON:  … or similar programs.  We followed, as you would expect us to do, the appropriate guidance.

GARY BALTER:  Right.  But we’ll see some of that come back, right?

DARREN JACKSON:   Well, what you’ll see is that in terms of when it’s redeemed – you’re correct, the redemption will be charged against the liability we’ve accrued.  But simultaneously we’ll be accruing expenses for new certificates that are issued as customers shop.  So there’s the effect of you don’t get seven cents back …

GARY BALTER:  No, I know that.  But I’m saying at one point you’re going to need to adjust down the a hundred percent reserve…

AL LENZMEIER:  Yes, that’s correct.  Once we get experience behind us …

GARY BALTER:  So then we’ll get some earnings …

AL LENZMEIER:  Yes, we don’t – we don’t have the experience to go by yet, so we have to assume, you know – and be more conservative.

BRAD ANDERSON:  Yes, the only thing we had was a test and the launch of this has been much more successful than the test.  So during the period of time in which you’re – in which you’re building memberships there, you have an expense …

GARY BALTER:  Right, right.  So when will you be more comfortable to match up the reserves with your actual experiences?

DARREN JACKSON:  Yes.  We’ll have better insights in the third quarter.  So we would expect some modest adjustment in the third quarter.  But by the end of the fourth quarter, Gary, I think we’ll be in great shape.

GARY BALTER:  Great, thanks.  Congratulations, by the way.

BRAD ANDERSON:  Thank you.

AL LENZMEIER:  Thanks, Gary.

OPERATOR:  Thank you.

Your next question is coming from David Schick of Legg Mason.

Please go ahead with your question.

DAVID SCHICK, LEGG MASON:  Hi, good morning.  You talked about the increase in net ad costs going from – or continued increases in net ad costs.  You’ve talked about Reward Zone.  But you also talked about record operating margin rate in 2Q.  Is there enough delta in those – it doesn’t sound to me like there’s enough rate change in those programs, especially with the Bestbuy.com advertising in 2Q for the re-launch – that would prevent record rate for the third quarter.  I was wondering if you could sort of comment on that open-ended question?

BRAD ANDERSON:  I think I’d like to comment kind of an underlying precept underneath this.  If you look at what we’re experiencing currently, which is much stronger sales results than we anticipated, one of the things you don’t want to do in the second half is preclude that from continuing.  So that what we’re doing is – and we’re using variable expenses like advertising and labor.  So in other words, these are – in-store labor – these are expenses that if we find that we’ve made the wrong bet we – in not too distant a period of time - we can turn it back quite easily.

But what we don’t want to do is say, well, this looks stronger than we think we can sustain.  And we don’t want to turn it down so that it doesn’t happen, you know, if it’s – if it’s possible.

So we’re taking a bet that the market could stay as hot as it is, and if so, we want to have the inventory there, want to have the employees there, and we want to have the advertising that’s appropriate for a hotter market.

If we don’t find those results, we will turn that back.  But at this stage we’re looking – we’re looking at the marketplace and saying it’s a good bet to presume that these kinds of gains could continue.  And we’re not forecasting for them to continue.  The kind of resources we’re putting into the marketplace would enable us not to undershoot the runway in terms of what could potentially be there.

DARREN JACKSON:  Yes, in context, in terms of our third quarter, you know, a 30 percent – roughly 30-percent increase on top of last year’s 25-percent increase, on top of the prior year’s 70-percent increase, we think is a pretty good trend.  And so part of it’s just understand sequentially the growth that we’ve seen over the last three years in terms of our performance in light of how we want to – how we’re focusing the business in the third quarter of this year.

BRAD ANDERSON:  And there also is a – normally in the third quarter is a seasonal reduction in margin as you get into the November season which becomes more promotional.

DAVID SCHICK:  Right, right.  Absolutely.  But if we go back even further than that and we look at peak rate for what you can achieve in third quarter it would argue that – I’m just wondering if there’s – structurally it doesn’t sound like the elements are something that are – you won’t be able to necessarily hurdle.  I understand the difference between what you’re sort of guiding to and – but I’m just trying to get a sense of the hurdles you may have put in place and their magnitude?

DARREN JACKSON:  Well, I’m not sure I follow.

DAVID SCHICK:  OK.  I guess – I guess the question’s been answered.

Just as a follow up, Bestbuy.com you re-launched.  Could you talk about the experience there and why you did it and what you’ve seen thus far, since, because I think it is impacting or it’s measurable in terms of its impact to comp store sales?  Thanks.

BRAD ANDERSON:  Yes, we re-launched it because basically the old site was not going to be able to handle the demand and it constrained the flexibility that we would need going forward as particularly you look at some of these customer centricity initiatives we’ve got, they’re going to be heavily dependent on work done with Bestbuy.com.

It re-launched in the second quarter.  We had some difficulty with the re-launch and we’re still having some challenges in terms of going forward getting the system operating quite the way we would like.  Probably not surprising on a re-launch of this kind of scale.

But – so we’re still – we’re still doing some substantial work in what we’re internally calling our Digiterra project.  And it slowed us down for a period of time in the second quarter but we finished pretty strongly so.

AL LENZMEIER:  Yes, I don’t think – it didn’t have a material impact on comp store growth.

BRAD ANDERSON:  Yes.

DAVID SCHICK:  OK, thank you.

BRAD ANDERSON:  You bet.

OPERATOR:  Thank you.

Your next question is coming from Erik Mace of Credit Suisse Asset Management.

Please go ahead with your question.

BRAD ANDERSON:  Hi, Erik.

ERIK MACE, CREDIT SUISSE ASSET MANAGEMENT:  Hi. How are you?  Thanks.

Hey, Darren, in your prepared remarks you commented obviously six to eight percent comps.  But you also commented on based on an improving economic outlook in the plan.  Could you quantify that at all or sort of – you know, not that anything’s ever really static but at a static basis kind of what have you built into the plan for that?

DARREN JACKSON:  Erik, if you recall a year ago, October of a year ago we hit nine-year lows in consumer confidence.

ERIK MACE:  Right.

DARREN JACKSON:  So if you look at where we are a year later, you know, in terms of the economic backdrop, you know, there’s still high unemployment rate, consumer confidence is, you know, stagnated a little bit.  But in absolute terms in relation to what we were facing a year ago and what we’re – what we’re hearing in terms of economic forecast for the back half – and to be quite honest, when we start to see broad-based improvements in our business across all geographies relative improvement in categories of business, it suggests to us where the wind was in our face last year from an economic point of view – I wouldn’t say there’s a stiff wind at our back but there’s more wind at our back this year heading into the back half of the year then on a relative basis we faced last year.

ERIK MACE:  Yes.  No.  I wasn’t trying to debate with you whether or not the economy was improving or not.  I was just interested into what the contribution is from that piece that goes into the model.

AL LENZMEIER:  It’s really – it’s a combination of improved economic trends as well as market share gains.

BRAD ANDERSON:  Well, we’re having trouble because as – I think as you kind of get a sense from the call, there’s all sorts of variables moving on us …

ERIK MACE:  Yes.

BRAD ANDERSON:  … concurrently.  And so trying to figure out which variable is driving it is one of the challenges we face.  It’s made it very hard to forecast the balance of the year because there are five, six, seven variables in a given area moving simultaneously.  One of which, and probably the biggest single one of which is the overall strength in the economy.

I just – the NRF just put out this morning that they expect a 5.7-percent growth in the holiday season, which would be the biggest holiday season I can remember.

ERIK MACE:  Yes.  OK.  Thank you very much.

OPERATOR:  Thank you.

Your next question is coming from Colin McGranahan of Sanford Bernstein.

Please go ahead with your question.

COLIN MCGRANAHAN, SANFORD BERNSTEIN:  Good morning, guys.

AL LENZMEIER:  Good morning.

BRAD ANDERSON:  Colin.

RON BOIRE:  Morning.

COLIN MCGRANAHAN:  Not to turn this into a Reward Zone fest here …

BRAD ANDERSON:  Oh, you’ve got a strategy question.

COLIN MCGRANAHAN:  I guess it kind of relates to the second quarter here.  You know, gross margin obviously did a great job but maybe it was a little bit less than expected.  How much of that was because Reward Zone was more successful and that 40 basis points obviously conservatively accounted for – how much of it was – was that 40 basis points greater than what you had anticipated and, hence, that gross margin second quarter came in a little less than expected?

BRAD ANDERSON:  Well, we did – we did a lot more sign ups for Reward Zone then we anticipated.  So it’s significantly higher than was anticipated.

DARREN JACKSON:  Yes.

COLIN MCGRANAHAN:  And then I guess following up on that, is there any way you could tell us in your test what you saw the redemption rate was?

AL LENZMEIER:  You know, we have numbers on that but that – I guess that we kind of consider that proprietary at this point.  And again, it was a test.

COLIN MCGRANAHAN:  Because that’s going to kind of be key to trying to figure out, you know, the impact of this in the third-fourth quarter and into next year, obviously.

BRAD ANDERSON:  The problem with the test is the test had the number that we present – we presumed we would sell in Reward Zone certificates in it.  And that was wildly under what our actual results have been.

So the test – we don’t have any confidence that the results we saw in the test are there. And that’s part of what you see, as Darren mentioned earlier, we’re reserving a hundred percent.

COLIN MCGRANAHAN:  Right.  Was it better than 50 percent?

DARREN JACKSON:  Well, what part of proprietary …

COLIN MCGRANAHAN:  Just trying my best here.

DARREN JACKSON:  That’s a good try, Colin.

COLIN MCGRANAHAN:  Right.

DARREN JACKSON:  So, Colin, you can count – I mean, we tried to give you guidance by saying second half, think about it in terms of 30 basis points in terms of constraint.  You know us, I mean, when we get the actual data we’re going to come – we’re going to share that with you at the end of the third quarter.

What the takeaway is this is – this program, in terms of launch, has been wonderful in terms of our expectations.  The test results tell us that similar to gift cards, we get a big lift when people redeem those certificates.  And where we fall in the range in the second quarter is, you know – you know, in part can be driven towards the top end of the range by those redemptions.  And as Brad said, as we get more data, could put us even higher.

So we see this as a big win on many fronts and we’re just waiting for some actual experience to come through.

COLIN MCGRANAHAN:  Yes.

AL LENZMEIER:  Yes, I guess the only comment I think is what we saw in the test on the Reward Zone is the amount of sales that somebody ended up doing with this was much higher than what they did on a similar priced gift certificate.

BRAD ANDERSON:   And their frequency of visits to the store went way up.

COLIN MCGRANAHAN:  Excellent.  Thank you very much.

JENNIFER DRISCOLL:  Next question, please.

BRAD ANDERSON:  It looks like we’ve run up – run through quite a few questions at this stage and want to thank everybody very much for the participation.  And, hopefully, we’ll get a chance to join you again with a successful third quarter.  Thanks very much.

JENNIFER DRISCOLL:  And before we end – this is Jennifer – I want to remind you that the call will be available for replay by dialing 973-341-3080, and then entering the PIN 4171007.  The replay will be available beginning at noon today Central until midnight on Monday, September 22.

If you’d like to hear the replay on the Web, visit us at www.bestbuy.com, click on “For our Investors,” and then click “Audio Archives.”  If you have additional questions about our second quarter or our outlook, please call me,

Jennifer Driscoll, at 612-291-6110; or Shannon Burns at 612-291-6126.  Reporters may call Lisa Hawks at 612-291-6150.

Thank you for your participation in today’s call, and have a great day.

OPERATOR:  Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.

END